Exhibit 16


                      [LETTERHEAD OF BP AUDIT GROUP, PLLC]



December 3, 2003



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Ladies and Gentlemen:

We were previously independent auditors for U.S. Telesis Holdings, Inc. (the Company) and, under the date of February 24, 2003, we reported on the financial statements of U.S. Telesis Holdings, Inc. as of December 31, 2002 and for the two years in the period then ended. On November 26, 2003, we resigned as the Company's auditors.

We have read U.S. Telesis Holdings, Inc.'s statements included under Item 4 of its Form 8-K dated November 26, 2003 and we agree with such statements.



Very truly yours,

/s/ BP Audit Group, PLLC
CPAs and Consultants